                                                                    EXHIBIT 10.9

                                 PROMISSORY NOTE

U.S. $275,000                                                  October 1st, 2004

After the payment effected on June 30 2004 and September 30 2004, related to the following promissory notes:

January 2nd, 2003    $   359,788
February 3rd, 2003   $     8,595
March 3rd, 2003      $  2,313.50
April 1st, 2003      $   107,187
May 1st, 2003        $    21,683
June 2nd, 2003       $  2,231.98
July 29th, 2003      $   600,000
October 20, 2003     $   500,000
December 31st, 2003  $291,180.76
February 24th, 2004  $   500,000

the total outstanding principal on the listed promissory notes is $ 275,000. This document summarizes the listed promissory notes within a single residual one:

FOR VALUE RECEIVED, CYNOSURE, INC., a corporation organized under the laws of Delaware ("Borrower"), 10 Elizabeth Drive, Chelmsfoid, MA 01824, agrees to pay to El En SpA (Lender"), Via Baldanzese 17, 50041 Calenzano, Firenze, Italy, or order, the principal sum of Two Hundred Seventy Five Thousand U.S. Dollars ($275,000), on demand, together with interest from the date hereof on the unpaid principal balance at the rate specified below, until repaid in full. Prepayment of principal, together with accrued interest, may be made at any time without penalty. Interest hereon shall accrue from the date hereof at the rate of five (5%) percent per annum. All accrued and unpaid interest and the unpaid principal amount of this Note shall be due and payable upon the earlier of (a) written demand for payment delivered by Lender to Borrower, or (b) the consummation of any Financing by Borrower, as such term is defined below (the "Maturity Date"). For purposes of this Note, the term "Financing" shall mean any equity or debt financing or financings consummated by Borrower after the date of this Note in which the Borrower raises a cumulative total of $10,000,000.

In the event that any amount of principal hereof, or (to the extent permitted by applicable law) any interest hereon or any other amount payable hereunder is not paid in full when due (whether at stated maturity, by acceleration or otherwise), Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on such unpaid amount to Lender, from the date such amount becomes due until the date such amount is paid in full, payable on demand of Lender at a rate per annum equal at all times to 12% per annum (the "Default Rate"). Additionally, and without limiting the foregoing, following the occurrence and during the continuance of any Event of Default (as defined below), at the option of Lender, the interest rate shall be the Default Rate. Such interest on overdue amounts shall be payable on demand. All computations of interest shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Each determination by Lender of any applicable rate of interest, and of any change therein, in the absence of manifest error shall be conclusive and binding on the parties hereto.

Payment shall be made in lawful tender of the United States unconditionally in full without set-off, counterclaim or, to the extent permitted by applicable law, other defense, all of which rights of Borrower are hereby expressly waived by Borrower. All payments hereunder shall be made to Lender at his address set forth above (or to such other place as Lender shall designate in a written notice to Borrower), and, unless Borrower has obtained Lender's written consent to another form of payment, such payment shall be made by wire transfer of immediately available funds by no later than 12:00 noon (Boston time) on the due date of the payment, in accordance with Lender's payment instructions.

Whenever any payment hereunder shall be stated to be due, or whenever any interest payment date or any other date specified hereunder would otherwise occur, on a day other than a Business Day (as defined below), then such payment shall be made, and such interest payment date or other date shall occur, on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest hereunder. As used herein, "Business Day" means a day (i) other than Saturday or Sunday, and (ii) on which commercial banks are open for business in Boston, Massachusetts.

Borrower represents and warrants to Lender that:

      (i) Organization and Powers. Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to own its assets and carry on its business and to execute, deliver and perform its obligations under this Note.

      (ii) Authorization; No Conflict. The execution, delivery and performance by Borrower of this Note have been duly authorized by all necessary corporate action of Borrower and do not and will not (A) contravene the terms of the constitutional documents of Borrower; or (B) result in a breach of or constitute a default under any material lease, instrument, contract or other agreement to which Borrower is a party or by which it or its properties may be bound or affected; or (C) violate any provision of any law, rule, regulation, order, judgment, decree or the like binding on or affecting Borrower.

      (iii) Binding Obligations. This Note constitutes the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms.

      (iv) Consents. No authorization, consent, approval, license, exemption of, or filing or registration with, any governmental authority or agency, or approval or consent of any other person or entity is required for the due execution, delivery or performance by Borrower of this Note.

Any of the following events which shall occur shall constitute an "Event of Default":

      (a) Payments. Borrower shall fail to pay when due any amount of principal hereof, or interest hereon or other amount payable hereunder, and such failure shall continue unremedied for five (5) days.

      (b) Representations and Warranties. Any representation or warranty by Borrower under or in connection with this Note shall prove to have been incorrect in any material respect when made or deemed made.

      (c) Insolvency, (i) Borrower shall (A) admit in writing its inability to, or shall fail generally or be generally unable to, pay its debts (including its payrolls) as such debts become due, (B) make a general assignment for the benefit of creditors, (C) be dissolved, liquidated, wound up or cease its corporate existence, or (D) commence any voluntary proceeding or case seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, intervention, suspension of payments, or composition of it or its debt under any law relating to bankruptcy, insolvency, suspension of payments or reorganization or relief of debtors, or seeking appointment of a receiver, trustee, intervenor or liquidator, or other similar official for it or for any substantial part of its property, (ii) an involuntary proceeding or case shall be commenced against Borrower seeking any of the foregoing relief and remain undismissed for a period of 30 days; (iii) an order for relief or other order or adjudication shall be entered against Borrower under any such bankruptcy, insolvency or similar law; (iv) any receiver, trustee, or other official or Person shall be appointed to take possession of any property of Borrower; or (v) Borrower shall take any corporate action to authorize, or shall consent to, any of the actions or events set forth above in this paragraph.

If any Event of Default shall occur and be continuing, Lender may, by notice to Borrower, declare the entire unpaid principal amount of this Note, all interest accrued and unpaid hereon and all other amounts due hereunder to be forthwith due and payable, whereupon the principal hereof, all such accrued interest and all such other amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower, provided that if an event described in paragraph (c) above shall occur, the result which would otherwise occur only upon giving of notice by Lender to Borrower as specified above shall occur automatically, without the giving of any such notice.

Borrower agrees to pay on demand the costs and expenses of Lender, and fees and disbursements of Lender's counsel, in connection with any Event of Default, the enforcement or attempted enforcement of, and preservation of any rights or interests under, this Note, and any out-of-court workout or other refinancing or restructuring or any bankruptcy or insolvency case or proceeding.

No single or partial exercise of any power under this Note shall preclude any other or further exercise of such power or exercise of any other power. No delay or omission on the part of Lender in exercising any right under this Note shall operate as a waiver of such right or any other right thereunder.

All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing and mailed, sent or delivered to the respective parties hereto at or to their respective addresses set forth herein, or at or to such other address as shall be designated by any party in a written notice to the other party hereto. All such notices and communications shall be effective (i) if delivered by hand, when delivered; (ii) if sent by overnight courier service, when delivered; and (iii) if sent by mail, upon the earlier of the date of receipt or five Business Days after deposit in the mail, first class (or air mail, with respect to communications to be sent to or from the United States), postage prepaid.

This Note shall be binding on Borrower and its successors and assigns, and shall be binding upon and inure to the benefit of Lender, any future holder of this Note and their respective successors and assigns. Borrower may not assign or transfer this Note or any of its obligations hereunder without Lender's prior written consent.

This Note shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

Borrower hereby (a) submits to the non-exclusive jurisdiction of the courts of the Commonwealth of Massachusetts and the Federal courts of the United States sitting in the District of Massachusetts (collectively, the "Massachusetts Courts"), for the purpose of any action or proceeding arising out of or relating to this Note, (b) irrevocably waives (to the extent permitted by applicable law) any objection which it now or hereafter may have to the laying of venue of any such action or proceeding brought in any of the Massachusetts Courts, and any objection on the ground that any such action or proceeding in any Massachusetts Court has been brought in an inconvenient forum, and (c) agrees that (to the extent permitted by applicable law) a final judgment in any such action or proceeding brought in a Massachusetts Court shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner permitted by law.

IN WITNESS WHEREOF, Borrower signing below by its duly authorized legal representative(s) has executed this Note as of the date first above mentioned.

                                 Cynosure Inc.,

                                 By: /s/ Michael Davin
                                     ---------------------------------
                                 Name: Michael Davin
                                 Title: Chief Executive Officer